Exhibit 10.6

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into on July 26, 2019 by and between the following parties:

(1)	Guangzhou Yatsen Global Co., Ltd. (“Party A”), a wholly foreign owned enterprise established and existing under the laws of the People’s Republic of China (the “PRC” or “China”); and

(2)	Huizhi Weimei (Guangzhou) Trading Co., Ltd. (“Party B”), a limited liability company established and existing under the laws of the PRC.

(Party A and Party B shall be referred to individually as a “Party” and collectively as the “Parties”.)

After friendly consultations based on the principles of equality and mutual benefit, the parties hereby agree as follows:

1.	Provision of Services

1.1

Party B hereby irrevocably appoints and designates Party A as its exclusive service provider to provide technical and business support services as set forth in Appendix 1, in accordance with the terms and conditions set forth herein.

1.2	Party A is entitled to designate and appoint any of its affiliates to provide, in its sole discretion, any of the services set forth herein.

1.3

During the term of this Agreement, without Party A’s written consent, Party B shall not directly or indirectly accept the same or similar services under this Agreement from any third party, and shall not sign similar service agreements with any third party.

1.4

To secure Party B’s cash flow needs in its daily operations and/or to offset any losses arising from its operation, Party A may provide Party B with financial support (only to the extent permitted by the PRC laws), regardless of whether Party B actually incurs any such operating losses or not. Party A may provide financial support to Party B by means of bank entrusted loan or loans and Party A shall separately enter into such entrusted loan agreement or loan agreement with Party B.

2.	Service Fees and Payment

2.1

The service fees to be paid by Party B and the payment method thereof shall be determined by Party A at its sole discretion. The calculation and payment of the service fees are set forth in Appendix 2 hereto.

2.2

If, in its sole discretion, Party A determines that the method of calculation of the service fees is no longer applicable during the term hereof, Party A shall have the right to adjust the service fees at any time by giving ten (10) days’ prior written notice to Party B.

3.	Intellectual Property Rights

3.1

Any intellectual property developed during the performance of this Agreement (including without limitation to copyrights, patents and know-how) shall belong to Party A. Unless otherwise expressly provided in this Agreement, Party B shall have no rights in such intellectual property.

3.2

If a development is based on intellectual property owned by Party B, Party B shall ensure and warrant that such intellectual property is free from defects. Otherwise, Party B shall be liable for all damages and losses caused to Party A by the defects of such intellectual property. In case Party A bears any liability to any third party, it is entitled to be compensated by Party B for all its losses.

3.3	Both Parties agree that this article shall survive the termination or invalidity of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

(a)	It is a wholly foreign owned enterprise duly registered, incorporated and validly existing under the laws of the PRC;

(b)	It is within its corporate power and the scope of its business operation to execute and perform this Agreement;

(c)	It has taken all necessary corporate actions and obtained all necessary authorizations and approvals from third parties and governmental authorities;

(d)	Its execution and performance of this Agreement will not violate any laws or contracts binding upon or affecting it; and

(e)	This Agreement shall constitute a legal, valid and binding obligation of Party A upon its execution, and shall be enforceable against Party A in accordance with the terms hereof.

4.2	Party B hereby represents and warrants as follows:

(a)	It is a limited liability company duly registered, incorporated and validly existing under the laws of the PRC;

(b)	It is within its corporate power and the scope of its business operation to execute and perform this Agreement;

(c)	It has taken all necessary corporate actions and obtained all necessary authorizations and approvals from third parties and governmental authorities;

(d)	Its execution and performance of this Agreement will not violate any laws or contracts binding upon or affecting it; and

(e)	This Agreement shall constitute a legal, valid and binding obligation of Party B upon its execution, and shall be enforceable against Party B in accordance with the terms hereof.

4.3	Party B further warrants to Party A as follows:

(a)	Party B shall pay the full amount of service fees to Party A in a timely manner in accordance with the terms of this Agreement.

(b)	During the term of services, Party B shall:

(i)	maintain the continuing validity of the licenses and qualifications in respect of the business of Party B; and

(ii)	actively cooperate with Party A to render services and accept Party A’s reasonable comments and suggestions regarding Party B’s business.

4.4

Party A shall have the right to audit the accounts of Party B regularly or at any time. During the term of this Agreement, Party B shall cooperate with Party A and its direct or indirect shareholders in conducting audit, due diligence and other work, provide the auditors and/or other professionals designated by Party A with information and data concerning the operation, business, customers, finance, employment and other relevant information and data of Party B, and consent to the disclosure of such information and data by Party A or its shareholder as necessary when Party A or its shareholder prepares for listing.

4.5

Each Party warrants to the other that it will execute all documents and perform all reasonably necessary acts, including without limitation to issuing all necessary authorization documents to the other Party, to carry out the provisions hereof and achieve the purposes hereof.

5.	Confidentiality Provisions

5.1

Party B agrees to use its best efforts to take all reasonable measures to keep confidential the data and information (collectively, the “Confidential Information”) obtained in connection with the performance of this Agreement. Without the written consent of Party A, Party B shall not disclose, provide or transfer such Confidential Information to any third party. Upon termination or expiration of this Agreement, at Party A’s request, Party B shall return any documents, materials or software containing any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from all storage devices, and cease to use them.

6.	Effective Dated and Term

6.1	This Agreement shall become effective on the date first written above upon duly execution.

6.2

Unless terminated as provided herein, this Agreement shall be valid for a term of ten (10) years and shall be automatically renewed for ten (10) years upon its expiration, with no limit on the times of renewals. Notwithstanding the foregoing, Party A shall have the right, at its sole discretion, to terminate this Agreement at any time by giving thirty (30) days prior written notice to Party B. Party B has no right to terminate this Agreement.

7.	Governing Law and Dispute Resolution

7.1	This Agreement shall be construed in accordance with and governed by the laws of the PRC.

7.2

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration, and shall be conducted in accordance with the commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon both parties. The place of arbitration shall be Beijing.

8.	Notices

8.1

Notices or other communications given by any Party pursuant to this Agreement shall be written in Chinese and may be delivered by hand or sent by registered mail, postage-prepaid mail or by a recognized courier service or by facsimile to the address designated by the other Party for the receipt of notices from time to time. The date on which a notice shall be deemed to have been effectively given shall be determined as follows: (a) if delivered by hand, on the date of personal delivery; (b) if given by letter, on the tenth (10th) day after the date on which the air registered mail with postage prepaid has been sent out (as indicated by the postmark), or on the fourth (4th) day after the delivery to an internationally recognized courier service; (c) if given by facsimile, on the time of receipt indicated on the confirmation of transmission of the relevant document; and (d) if given by email, on the date when the notice has been sent, unless a response of failure to transmit or a report of non-delivery is received.

9.	Assignment

9.1	Without the prior written consent of Party A, Party B shall not assign any of its rights and obligations under this Agreement to any third party.

9.2	Party B hereby agrees that Party A may assign its rights and obligations under this Agreement. Party A only needs to notify Party B in writing of such transfer.

10.	Severability.

If any term of this Agreement is invalid or unenforceable due to its inconsistency with relevant laws, such term shall be deemed invalid or unenforceable only to the extent governed by relevant laws, and the validity, legality and enforceability of other terms of this Agreement shall not be affected thereby.

11.	Modifications or Amendments

Any modifications or amendments to this Agreement must be made by the Parties in writing. The modifications and amendments duly executed by each party hereto shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement.

12.	Counterparts

This Agreement shall be signed by both parties in two originals, one for Party A and the other for Party B. All the originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

13.	Miscellaneous

If the SEC (U.S. Securities and Exchange Commission) or any other regulatory authority proposes any amendment to this Agreement, or there is any change in the listing rules or related requirements of the SEC in connection with this Agreement, the Parties shall amend this Agreement accordingly.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Guangzhou Yatsen Global Co., Ltd.

(Seal)

Authorized signature: /s/ Jinfeng HUANG

Name: Jinfeng HUANG

Title: Legal Representative

Huizhi Weimei (Guangzhou) Trading Co., Ltd.

(Seal)

Authorized signature: /s/ Jinfeng HUANG

Name: Jinfeng HUANG

Title: Legal Representative

Signature Page to Exclusive Business Cooperation Agreement

Appendix 1

Service Content

1.	Service Content

1.1	Provide the following technology development and transfer, technical consulting services

(a)	Technology development for new business;

(b)	Technical support and maintenance of the existing business;

(c)	Regular updates on all business content; and

(d)	Provision and maintenance of hardware and network conditions necessary for the conduct of the business.

1.2	Provide professional and pre-job training services to employees.

1.3	Provide public relations services.

1.4	Provide market survey, research and consulting services.

1.5	Provide medium-term and short-term market development and planning services.

1.6	Provide human resource management and internal information management.

1.7	Provide network development, upgrades and daily maintenance.

1.8	License the software and trademarks.

1.9	Other services that Party A may decide to provide from time to time based on the business needs and Party A’s capabilities.

Appendix 2

Calculation and Payment of Service Fees

1.	Calculation and Payment of Service Fees

1.1	The service fees hereunder shall be calculated based on Party B’s revenue and its corresponding operating costs, sales, management and other costs and expenses, and may be charged as follows:

(a)	at a certain percentage of Party B’s income;

(b)	fixed royalty fees on particular software; and/or

(c)	other payment methods determined by Party A, from time to time, according to the nature of the services provided.

1.2	Party A shall issue a written confirmation of service fees to Party B, and the specific amount of service fees shall be determined by Party A by taking into consideration the following factors:

(a)	the technical difficulty and complexity of the services provided by Party A;

(b)	the working hours spent by employees of Party A on the Services;

(c)	the content and commercial value of the services provided by Party A;

(d)	the benchmark price of similar services on the market.

2.

Party A will provide invoice and calculate the service fees upon fixed intervals. Party B shall pay the service fees to the bank account designated by Party A within ten (10) working days upon the receipt of the invoice, and send the copy of the payment voucher to Party A by fax or email within ten (10) working days after the payment. Party A shall issue receipt within ten (10) working days upon receipt of the service fees.